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                                                                   EXHIBIT 12.1

                              PATHMARK STORES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                    SUCCESSOR
                                                     COMPANY                            PREDECESSOR COMPANY
                                                     ---------     ---------------------------------------------------------------
                                                    20 WEEKS       33 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS    52 WEEKS
                                                      ENDED          ENDED        ENDED         ENDED         ENDED        ENDED
                                                    FEBRUARY 3,  SEPTEMBER 16,  JANUARY 29,  JANUARY 30,   JANUARY 31,  FEBRUARY 1,
                                                       2001          2000          2000          1999          1998        1997
                                                     ---------     ---------     ---------     ---------     ---------   ---------
Loss from continuing operations before income
   taxes and extraordinary items ................    $ (62,851)    $ (37,963)    $ (29,792)    $ (28,062)    $ (47,271)  $ (36,859)
                                                     ---------     ---------     ---------     ---------     ---------   ---------
Fixed charges:
   Interest expense .............................       28,334        96,846       159,361       157,898       161,214     156,677
   Amortization of deferred financing costs .....          833         2,568         4,441         4,159         5,542       7,426
   Interest portion of rental expense ...........        4,521         8,660        13,038        12,627        12,131      10,973
                                                     ---------     ---------     ---------     ---------     ---------   ---------
     Total fixed charges ........................       33,688       108,074       176,840       174,684       178,887     175,076
                                                     ---------     ---------     ---------     ---------     ---------   ---------
Earnings (loss), as adjusted ....................    $ (29,163)    $  70,111     $ 147,048     $ 146,622     $ 131,616   $ 138,217
                                                     =========     =========     =========     =========     =========   =========
Deficiency in earnings available to cover
  fixed charges .................................    $ (62,851)    $ (37,963)    $ (29,792)    $ (28,062)    $ (47,271)  $ (36,859)
                                                     =========     =========     =========     =========     =========   =========



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